                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned open-end series management investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name: American General Series Portfolio Company 3

Address of Principal Business Office (No. & Street, City, State, Zip Code): 2929 Allen Parkway, Houston, Texas, 77019

Telephone Number (including area code): (713) 526-5251

Name and address of agent for service of process: Nori L. Gabert, American General Series Portfolio Company 3, 2929 Allen Parkway, Suite L4-01, Houston, Texas, 77019

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes      [X]     No     [ ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in Houston, Texas, on the 20th day of May, 1998.

                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3


                                       By: /s/ NORI L. GABERT
                                          -------------------------------------
                                          Nori L. Gabert, as Vice President and
                                          Assistant Secretary
ATTEST:

/s/ CYNTHIA A. TOLES
------------------------------